Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of

Smith Barney Sector Series Inc.:

We consent to the incorporation by reference, in this registration statement, of our reports dated December 17, 2004, on the statements of assets and liabilities, including the schedules of investments, of Smith Barney Financial Services Fund, Smith Barney Health Sciences Fund, and Smith Barney Technology Fund of Smith Barney Sector Series Inc. (“Funds”) as of October 31, 2004, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the four-year period then ended and for the period from February 28, 2000 (commencement of operations) through October 31, 2000. These financial statements and financial highlights and our reports thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

KPMG LLP

New York, New York

February 23, 2005